Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 6, 2013, in the Amendment No. 3 to the Registration Statement (Form S-11 No. 333-191049) and related Prospectus of Steadfast Apartment REIT, Inc. for the registration of up to 73,684,211 shares of its common stock.

/s/ Ernst & Young LLP
Irvine, California
December 16, 2013